Exhibit (n)(3)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
OFS Capital Corporation:

We consent to the use of our report dated March 5, 2021 with respect to the consolidated financial statements, which appears in the December 31, 2020 annual report on Form 10-K of OFS Capital Corporation and is incorporated by reference herein. We also consent to the use of our report on supplemental information dated March 5, 2021 with respect to the senior securities table as of December 31, 2020, which is incorporated by reference herein as an exhibit to the registration statement. We also consent to the references to our firm under the headings “Senior Securities”, “Independent Registered Public Accounting Firm”, and “Change in Independent Registered Public Accounting Firm” in the registration statement.

/s/ KPMG LLP

Chicago, Illinois
April 28, 2021